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                                                                  EXHIBIT 10.38

22 April 1996


Calvin Klein Jeanswear Company
1385 Broadway
Suite #305
New York, NY 10018


Re: Calvin Klein Inc. ("Licensor") with Calvin Klein Jeanswear Company ("Licensee"): Jeans and Khaki Apparel License


Ladies and Gentlemen:

We are parties to a license agreement dated 4 August 1994 as amended ("Agreement") regarding the use of the marks "CALVIN KLEIN" and "CK/CALVIN KLEIN" in the Form of "CK/CALVIN KLEIN JEANS" and "CALVIN KLEIN JEANS" on and in connection with the sale of certain jeans, khaki, and related apparel Articles in the U.S. and certain other jurisdictions.

Capitalized terms not defined herein shall have the meanings set forth in the Agreement, the Khaki Amendment and the Canada Amendment (as hereinafter respectively defined). Subject to and effective upon Licensor's receipt of a five percent (5%) equity interest in Designer Holdings Ltd. ("DHL") pursuant to an acquisition agreement dated as of the date hereof, among Licensor, Licensee, and DHL, the parties hereby agree as follows:

1. The first sentence of Section 1.1(a) shall be amended and restated to read as follows:

    "1.1(a) Licensor hereby grants to Licensee an exclusive license even as against Licensor, except as otherwise provided herein, only throughout (a) the United States of America, its territories and possessions, (b) Mexico,
    (c) Guatemala, Belize, El Salvador, Honduras, Nicaragua, Costa Rica, Panama, the British West Indies [jurisdictions to be specified] and the Greater Antilles [jurisdiction to be specified] but specifically excluding Cuba (referred to hereinafter as "Central America") (d) Columbia, Ecuador, Brazil, Peru, Bolivia, Paraguay, Chile, Venezuela, Guyana, Suriname, and French Guyana, (referred to hereinafter as "South America") and (e) Canada, (the United States, its territories and possessions, together with Mexico, Central America and South America and Canada, referred to hereinafter as the "Territory") to use the marks "CALVIN KLEIN" and "CK/CALVIN KLEIN" as per the attached Exhibit A, or the then current version of the marks "CALVIN KLEIN" and "CK/CALVIN KLEIN" generally being utilized by Licensor and its licensees on apparel (referred to hereinafter as the "Licensed Marks") in the form of the logos "CALVIN KLEIN JEANS", "CK/CALVIN KLEIN JEANS", and "CK/CALVIN KLEIN JEANS KHAKIS", as applicable, as per the attached Exhibit A, or the then current version of the logos "CALVIN KLEIN JEANS", "CK/CALVIN KLEIN JEANS", and "CK/CALVIN KLEIN JEANS KHAKIS", as applicable, approved by Licensor (the "Form"), on and in connection with the distribution and sale at wholesale solely of certain men's and women's jeans and jeans-related items, and boys' and girls' jeans and jeans-related items, and certain men's and women's "khaki" pants, skirts, shorts and "khaki" related items as are set forth on Exhibit B hereto; provided that, Licensee

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    acknowledges that Licensor has retained the rights specified in Section 1.2.
    Licensee shall be entitled to manufacture, or to have manufactured on its behalf, Articles anywhere in the world for distribution and sale within the Territory. In the event the version of the Licensed Marks and/or the Form are changed, Licensor will so notify Licensee. Licensee shall effect such change as promptly as practicable, with respect to Licensee's next selling season; provided, that, to the extent Licensee has inventory of Articles or other items (e.g., tags, labels) in inventory, Licensee may continue to sell such Articles bearing the then existing version of the Form (and may utilize its current inventory of such other items) for a period of up to six (6) months following the date Licensee receives such notice."

2. Upon termination of the license between Licensor and a third party licensee, regarding sales of certain jeans apparel in Argentina and Uruguay, Licensor will notify Licensee in writing and if Licensee wishes to add such jurisdictions to the Territory, it will promptly (within ten (10) business days) notify Licensor of such intent in writing. The parties will thereupon promptly enter into an amendment adding such jurisdictions to the Territory.

3.  Section 2.1 shall be amended and restated to read as follows:

    "2.1 The initial term of this Agreement will commence as of the date hereof, and continue through December 31, 2034, unless sooner terminated in accordance with the provisions hereof. The period commencing on the date hereof and continuing through December 31, 1994 shall constitute and shall be referred to as the "Initial Period." Each twelve (12) month period commencing on each January 1 during the term of this Agreement (or any extension thereof) shall each constitute and be referred to as an "Annual Period." Licensee shall have the option to renew this Agreement for one (1) additional ten (10) year term, commencing January 1, 2035 provided: (a) Licensee has not delivered to Licensor written notice of its intention not to renew this Agreement on a date at least six (6) months prior to the expiration of the initial term, (b) during the twelve (12) months ending 30 June 2034 Licensee has attained Net Sales (i) within the United States and Mexico of at least US $375 million and, (ii) within Canada of at least US $35 million, and (c) Licensee is in material compliance with all the terms of this Agreement on the exercise date of the option and on the last day of the initial term (31 December 2034).

4.  A new Section 2.2 shall be added to read as follows:

    "2.2 Licensor may terminate this Agreement upon at least six (6) months' prior written notice: (a) unless Licensee's Net Sales for the United States, Mexico and Canada for at least one of the Annual Periods in a "Grouping" specified in the table below are at least equal to the applicable Minimum Net Sales Thresholds set forth therein or (b) if Licensee shall have satisfied the requirements of Section 2.2(a) for one of the Annual Periods in a Grouping, but Licensee's Net Sales for the United States, Mexico and Canada for the subsequent Annual Period or subsequent two (2) Annual Periods represents (i) less than 75% of the Net Sales for the Annual Period for which such Net Sales Threshold was met, and (ii) less than 90% of the Minimum Net Sales Threshold for the Annual Periods in such Grouping.

                                              Minimum Net Sales Threshold
    Annual Period Grouping                    (United States, Mexico and Canada)
    ----------------------                    ----------------------------------

    7th, 8th and 9th Annual Period            US $205 million


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    17th, 18th and 19th Annual Period                   US $269 million
    27th, 28th and 29th Annual Period                   US $344 million

    Notwithstanding the foregoing, if Licensee promptly submits to Licensor (within 60 days following the close of the applicable Annual Period) for its approval, a business plan indicating attainment of the Minimum Net Sales Threshold for such Grouping during one of the next two Annual Periods ("Catch-up Periods"), and Licensor approves such plan (which approval shall not be unreasonably withheld), Licensor's right to terminate this Agreement shall be suspended, and if Licensee's Net Sales for the United States, Mexico and Canada for either of the Catch-up Periods is at least equal to such Minimum Net Sales Threshold, then it shall be deemed to have satisfied this Section 2.2 with respect to the Grouping in question."

5.  The third sentence of Section 7.1 shall be amended to read as follows:

    "Notwithstanding the foregoing, the amount payable by Licensee to Licensor hereunder shall in no event be less than the minimum guaranteed fee (the "Minimum Guaranteed Fee") which shall be payable for the Initial Period and for each Annual Period during the Term (including the renewal term) hereunder, as follows:

    Period/Term                                         Minimum Guaranteed Fee
    -----------                                         -----------------------
    Initial Period (1994).                              US $1,624,658
    Each of 1st and 2nd Annual Period (1995 and 1996).  US $4.42 million
    3rd Annual Period (1997).                           US $6.4 million
    Each of the 4th and 5th                             US $6.75 million
      Annual Periods (1998-1999).
    6th Annual Period (2000).                           US $7.75 million
    7th Annual Period (2001).                           US $8.1 million
    8th Annual Period (2002).                           US $9.1 million
    9th Annual Period (2003).                           US $10.1 million
    10th Annual Period (2004).                          US $11.1 million
    Each of the 11th through the                        US $13.0 million (but not
      20th Annual Periods (2005-2014).                   less than seventy-five
                                                         percent (75%) of the
                                                         Percentage Fee earned
                                                         during the tenth (10th)
                                                         Annual Period).
    Each of the 21st through the                        US $17 million (but not
      30th Annual Periods (2015-2024).                   less than seventy-five
                                                         percent (75%) of the
                                                         Percentage Fee earned
                                                         during the twentieth
                                                         (20th) Annual Period).
    Each of the 31st through the                        US $22 million (but not
      40th Annual Periods (2025-2034).                   less than seventy-five
                                                         percent (75%) of the
                                                         Percentage Fee earned
                                                         during the thirtieth
                                                         (30th) Annual Period).
    Each Annual Period, during                          US $27 million (but not
      the renewal term (2035-2044).                      less than seventy-five
                                                         percent (75%) of the
                                                         Percentage Fee earned
                                                         during


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                                                        the fortieth (40th)
                                                        Annual Period).

    The Minimum Guaranteed Fees shall be credited towards the Percentage Fees payable with respect to sales of all Articles. However, the Percentage Fees payable shall be separately computed with respect to Khaki Articles and other Articles covered by this Agreement.

6. However, of the foregoing Minimum Guaranteed Fees set forth above (as originally provided in the Khaki Amendment), the amounts indicated below shall not be subject to the "offset" provisions contained in Section 7.4 of the Agreement.

    Annual Period/Year                      US $
    ------------------                      ----
    Each of 1 and 2         (1995-6)        $420,000
    3                       (1997)          $1.4 million
    Each of 4, 5 and 6      (1998-2000)     $1.75 million
    Each of 7, 8, 9, and 10 (2001-2004)     $2.1 million
    Each of 11 through 20   (2005-2014)     $2.5 million
    Each of 21 through 30   (2015-2024)     $3 million
    Each of 31 through 40   (2025-2034)     $4 million
    Each of 41 through 50   (2035-2044)     $6 million

7.  Section 11.1(b) shall be amended to read as follows:

    "(b) If (i) Licensee shall (A) fail to observe any covenant contained in
    Section 13.1(d) or (B) Licensee shall default in respect of the payment of any amounts owing under any Debt, the outstanding principal amount of which Debt equals or exceeds $5,000,000, and in the case of clause (B), such default remains uncured after the relevant grace period, if any, set forth in such Debt instrument or agreement and the creditor under such Debt instrument exercises its rights (whether of termination, acceleration, or otherwise), or (ii) (A) Holdings shall default in respect of the payments of any amounts owing under any Debt, the outstanding principal amount of which Debt equals or exceeds $5,000,000 (the "Holdings Debt"), and such default remains uncured after the relevant grace period, if any, set forth in such Debt instrument or agreement and the creditor under such Debt instrument exercises its rights (whether of termination, acceleration or otherwise), or
    (B) in the event that any Holdings Debt, the outstanding principal amount of which equals or exceeds $5,000,000 has been accelerated in accordance with its terms, then Licensor, in any such case, shall have the right to terminate this Agreement by written notice forthwith; provided, that, with respect solely to clause (ii)(B) above, if and of the extent Holdings is disputing such acceleration in good faith and the entire amount of the accelerated Holdings Debt is provided for in the form of a bond, letter of credit or other reasonably acceptable third party guarantee, Licensor may not terminate this Agreement until such time as Licensee is no longer disputing such acceleration or such bond, letter of credit or other third party guarantee is no longer in full force and effect. Licensee (and Holdings, as applicable) shall provide prompt written notice to Licensor in the event of any such default under (i)(B) or (ii)(B) above, and shall advise of the relevant grace period and the action or intended action of the applicable creditor (including a copy of any notices received by Licensee or DHL from such creditor). Notwithstanding the foregoing, in the event either Licensee or Holdings enters into a material debt instrument with a third party commercial lender which provides for a default threshold higher than $5 million dollars, then the $5 million amount of the Debt referred to above shall be increased to such higher amount, provided notice and satisfactory evidence of the same is delivered to Licensor.


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8.      The following provisions of the amendment dated 28 February 1995
        ("Khaki Amendment") are amended as follows:

        (i) Section B of the Khaki Amendment shall be deleted, the term of the grant with respect to Khaki Articles shall be for the full term of the Agreement (and any extension thereof).

        (ii) Sections 4 and 6 and the second sentence of Section 5 of the Khaki Amendment shall be deleted; Net Sales of Khaki Articles shall be credited towards the Minimum Net Sales thresholds provided for Renewal purposes; and Khaki Articles may be sold throughout the Territory covered by the Agreement.

        (iii) Section 3 of the Khaki Amendment shall be amended and restated to read as follows:

        "The "Net Sales" of such Khaki Articles during the fourth Annual Period must be at least U.S. $25 million. In the event Licensee fails to have aggregate Net Sales of Khaki Articles of at least U.S. $25 million in the fourth Annual Period (1998), Licensor shall have the right to cause reversion of the grant of the license to Licensor with respect to Khaki Articles upon written notice to Licensee, effective six (6) months following the date of such notice, which notice may only be given within 60 days of Licensor's receipt of Licensee's certified statement delivered pursuant to Section 7.5 of the Agreement for such Annual Period."

9. Except for Sections 5 and 6 (superceded by the provisions of this amendment) of the amendment dated 10 January 1995 ("Canada Amendment"), the terms contained therein, including, but not by way of limitation, separate Minimum Guaranteed Fees and separate Minimum Advertising Expenditures, remain in full force and effect as originally stated therein.

10. By amendment dated 7 December 1994, Licensor granted Licensee the right to produce, distribute and sell a certain style or styles of baseball cap(s), bearing the Form in the Territory on a non-exclusive, season to season basis only. Henceforth, such non-exclusive grant shall be for the full term of the Agreement (and any extension thereof) and such Products, as approved under the terms of the Agreement, shall be considered Articles.

11. Except as otherwise provided herein, all of the provisions of the Agreement shall remain in full force and effect.

12. This amendment may not be amended, modified, terminated or discharged orally.

If the foregoing sets forth your understanding with respect to the subject matter hereof, please so indicate by signing below.

                                                Very truly yours,

                                                Calvin Klein, Inc.


                                                By /s/ Barry Schwartz
                                                   ___________________________


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Agreed to:

Calvin Klein Jeanswear Company



By: /s/
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